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                                                                    EXHIBIT 99.1

Blue River Bancshares, Inc. Announces Record Earnings for 4th Quarter and 2005 Year End (Unaudited)

February 21, 2006

Blue River Bancshares, Inc. (BRBI) today reported consolidated net income of $1,573,000 for the year ended December 31, 2005. This net income compares to a consolidated net loss of $283,000 for the same period of 2004. Basic earnings per share were $0.45 for the year ended December 31, 2005, compared to a loss of $0.08 per share for the year ended December 31, 2004. Weighted average outstanding shares (basic) for 2005 were 3,472,561 as compared to 3,406,150 for 2004. The Company maintained a valuation allowance against its deferred tax asset. In the fourth quarter of 2005, management came to the conclusion that the valuation allowance on the deferred tax asset was no longer necessary given the Company's sustained income and growth through the year and projected net income in the future. A tax benefit of $430,000 was recognized related to the reversal of the tax valuation allowance.

Consolidated net income for the three month period ended December 31, 2005 was $898,000 or $0.26 per share, with weighted average outstanding shares totaling 3,507,150, as compared to a net loss, for the same three month period ended December 31, 2004, of $212,000 or $0.06 per share based upon 3,406,150 outstanding shares.

Net interest income before loan loss provision for the year ended December 31, 2005 was $7,100,000 as compared to $6,112,000 for the same period in 2004. Non-interest income for the year ended December 31, 2005 was $1,331,000 as compared to $1,158,000 for the same period in 2004. During the year ended December 31, 2005, we had net gains on sale of other real estate, securities and other assets of $33,000, compared to a 2004 year end net gain on sale of other real estate, securities and other assets of $196,000. Additionally, secondary market loan income and fees were $595,000 for the year ended December 31, 2005, compared to $410,000 for the same period in 2004.

The loan loss provision for the year ended December 31, 2005, was $126,000 versus $510,000 for the year ended December 31, 2004.

Non-interest expense increased to $7,161,000 for the year ended December 31, 2005 from $7,043,000 for the same period of 2004. This increase was primarily the result of increased compensation and professional fees, offset by declines in merger related expenses and overall expense control.

Russell Breeden, III, Chairman, CEO and President of Blue River commented, "We are pleased to report these record results. Management believes each of our banks has developed a solid profit foundation, from which we can continue to grow. Our keys to further earnings growth are maintaining a high quality loan portfolio and continuing to increase our net interest income, without adding significant non interest expense. Again, we are pleased to see our net interest income, after the provision for loan loss, increase by $179,000 from the third quarter of 2005 to the fourth quarter."

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Mr. Breeden also said "We are focusing our financial efforts with the expectation to increase our return on Shareholders' Equity, from the 7% range during 2005 (excluding the benefit from reversing the valuation allowance on the deferred tax asset,) to 10%-12% in either 2006 or 2007. We continue to be fairly asset sensitive, with a large amount of variable rate loans tied to the prime lending rate, so we are also benefiting from the recent increases in the prime rate."

Reconciliation to GAAP

The Company has provided certain information in this press release that was not calculated in accordance with Generally Accepted Accounting Principles (GAAP). Return on shareholders' equity before reversal of the valuation allowance on the deferred tax asset is not a measurement under GAAP. The Company believes that return on shareholders' equity before reversal of the valuation allowance on the deferred tax asset provides useful information to investors by facilitating their comparison with the same measure in prior periods. The return on shareholders' equity after giving effect to the reversal of the valuation allowance on the deferred tax asset for the period is approximately 9%.

Blue River Bancshares, Inc. is the holding company for Shelby County Bank, Shelbyville, Indiana and Paramount Bank, formerly known as Unified Banking Company, Lexington, Kentucky.

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate," and "intend," or future or conditional verbs such as "will," "would," "should," "could," or "may". These forward-looking statements relate to, among other things, expectations of the business environment in which Blue River operates, projections of future performance, perceived opportunities in the market and potential future credit experience.

These forward-looking statements are based upon the current beliefs and expectations of Blue River's management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are outside of Blue River's control. Blue River's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors, including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, other factors that may be subject to circumstances beyond Blue River's control and any other risks detailed in Blue River's reports filed with the Securities and Exchange Commission.

Blue River undertakes no obligation to revise these statements following the date of this press release.

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                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (UNAUDITED)


                             YEARS ENDED DECEMBER 31


                                            2005                 2004

GROSS LOANS                            $ 163,992,000        $ 157,427,000
TOTAL ASSETS                           $ 221,241,000        $ 206,625,000
DEPOSITS                               $ 178,759,000        $ 170,330,000
SHAREHOLDERS' EQUITY                   $  17,470,000        $  15,784,000
BOOK VALUE PER SHARE                   $        4.98        $        4.63


NET INTEREST INCOME                    $   7,100,000        $   6,112,000
PROVISION FOR LOAN LOSS                $     126,000        $     510,000
NON INTEREST INCOME                    $   1,331,000        $   1,158,000
NON INTEREST EXPENSE                   $   7,161,000        $   7,043,000
INCOME TAX BENEFIT                     $     430,000        $      -0-
NET INCOME (LOSS)                      $   1,573,000        $    (283,000)
BASIC EARNINGS (LOSS) PER SHARE        $         .45        $        (.08)